GUARANTY

TO:	BANK OF HAWAII Box 2900 Honolulu, Hawaii 96846
THIS GUARANTY (this “Guaranty”) is made this 29th day of March, 2019, by PAR PACIFIC HOLDINGS, INC., a Delaware corporation (“Guarantor”), for the benefit of BANK OF HAWAII, a Hawaii corporation (“Bank”) whose address is P.O. Box 2900, Honolulu, Hawaii 96846-6000.
1.Payment Guaranty. As an inducement to Bank to make a Loan (as defined below) to PAR PACIFIC HAWAII PROPERTY COMPANY, LLC, a Delaware limited liability company (“Borrower”), and as specifically required by Bank, Guarantor absolutely and unconditionally guaranties (both jointly and severally with other guarantors, if any) pursuant to this Guaranty to Bank the punctual and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of the following; provided, that, notwithstanding anything to the contrary contained in the Loan Documents or this Guaranty, the obligations of Guarantor under this Guaranty shall exclude any Excluded Swap Obligations (as hereinafter defined) with respect to Guarantor: (a) all present and future indebtedness evidenced by the promissory note dated March 29, 2019 (the “Note”) in the principal amount of $45,000,000.00 (which evidences a term loan “Loan”), executed by Borrower in favor of Bank including principal, interest and all other amounts payable under the terms of the Note (the “Loan Indebtedness”); (b) any and all payment obligations under all other documents now or hereafter evidencing or securing the Loan Indebtedness, including, without limitation, a Loan Agreement made by and between Bank and Borrower and governing the Loan (the “Loan Agreement”); and (c) any and all payment obligations under that certain swap transaction (the “Swap”) with Bank (collectively the “Swap Obligations”), if any, evidenced and governed by an ISDA Master Agreement and schedule thereto and confirmations thereunder between Bank and Borrower (the “ISDA Master Agreement”) and all other instruments and documents made by Borrower or others related to the Swap, including, without limitation, a confirmation between Bank and Borrower with respect to a notional amount of $45,000,000.00, that shall form a part of and be subject to the ISDA Master Agreement; and (d) any and all obligations under all other documents now or hereafter securing the Loan Indebtedness and/or the Swap Obligations, including, without limitation, the First Mortgage, Security Agreement and Fixture Filing dated as of the date hereof, executed by Borrower in favor of Bank. For convenience, any and all documents evidencing or securing the Loan evidenced by the Note, as such documents shall be amended from time to time, are herein collectively called the “Loan Documents”. Any and all documents evidencing, securing or pertaining to the Swap (including, without limitation, the ISDA Master Agreement), as such documents shall be amended from time to time are herein collectively called the “Swap Documents”. The term “Obligations” shall collectively mean all obligations with respect to the Loan Indebtedness pursuant to the Loan Documents and all obligations with respect to the Swap Obligations pursuant to the Swap Documents; provided, however, that notwithstanding anything to the contrary contained in the Loan Documents or this Guaranty, “Obligations” of Guarantor under this Guaranty shall exclude any Excluded Swap Obligations with respect to Guarantor. Capitalized terms not specifically defined in this Guaranty shall have the same meanings as provided in the Loan Agreement. In each case such Obligations may from time to time be supplemented, modified, amended, renewed and extended, whether evidenced by new or additional documents or resulting in a change in the interest rate on any Loan Indebtedness or otherwise.
“Excluded Swap Obligation” means, with respect to Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Swap Obligation by Guarantor of, or the grant by Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (as defined below) or any rule, regulation or order of the

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Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodities Exchange Act and the regulations thereunder (after giving effect to any and all guarantees of Guarantor’s Swap Obligations by other Persons) at the time the Guarantee of Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under an ISDA Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such Guarantee or security interest becomes illegal.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
2.    Waivers. Guarantor waives diligence, presentment, protest, notice of dishonor, demand for payment, notice of acceptance of this Guaranty, notice of extensions of credit to Borrower, nonpayment at maturity and indulgences and notices of every kind (except for notices required under the provisions of the Loan Documents or Hawaii law), as well as all defenses based on suretyship or impairment of collateral.
3.    Consents. Guarantor consents to and agrees that the obligations of Guarantor shall not be released, impaired or otherwise affected by:
(a)    Any and all forbearances and extensions of the time of payment (including multiple extensions for longer than the original period) or for Borrower’s performance of any other obligation to be performed by Borrower under any of the Loan Documents or Swap Documents;
(b)    Any and all changes in the terms, covenants and conditions in any of the Loan Documents or Swap Documents, hereafter made or granted;
(c)    The application by Bank of all payments on account of the Obligations, from any source, in any manner deemed to be in the best interest of Bank, including the application of payments on a “last-in-first-out basis” and the application of payments to any Obligations incurred after termination of this Guaranty prior to application of payments to Obligations guaranteed by this Guaranty;
(d)    Bank’s failure to obtain or perfect or foreclose its lien on or security interest in any collateral that Guarantor anticipated that Bank would obtain;
(e)    Any and all substitutions, exchanges or releases of all or any part of the security for the payment of the Obligations;
(f)    Any failure of Bank to make collection from Borrower or any other person or entity;
(g)    Waivers of any of the terms, covenants or conditions set forth in any of the Loan Documents or Swap Documents, including this Guaranty;
(h)    Any election or elections by Bank to pursue or enforce or to forbear from pursuing or enforcing any particular right or remedy against Borrower or other guarantors or any collateral;
(i)    Any defense (except for the defense of payment), counterclaim, setoff or crossclaim, or any defense (legal or equitable) including but not limited to failure of consideration, breach of warranty,

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fraud, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, and usury, which Borrower has or could assert with respect to the Obligations; and
(j)    Any other cause, whether similar or dissimilar to the foregoing; it is the intention hereof that Guarantor shall remain liable as principal for the payment of the Obligations until the Obligations shall have been fully paid, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of Guarantor, subject to the limitations set forth in Paragraph 1 hereof.
4.    Other Security. Nothing herein contained shall in any manner affect the liens or priority of the Loan Documents and the Swap Documents. This Guaranty may be enforced by Bank without first resorting to or exhausting any other security or collateral and without first having recourse to any of the Loan Documents and/or the Swap Documents or any of the property covered by any mortgage or other security instrument, through foreclosure proceedings or otherwise, and without first or concurrently proceeding against Borrower or any other person or entity. However, nothing shall prevent Bank from suing on the Loan Documents and/or the Swap Documents, with or without making Guarantor a party to the suit or foreclosing on any security and if such suit, foreclosure or other remedy is availed of only the net proceeds therefrom, after deduction of all charges and expenses of every kind and nature whatsoever, shall be applied in reduction of the Obligations and Bank shall not be required to institute or prosecute proceedings to recover any deficiency as a condition of payment hereunder or enforcement hereof. At any sale of the security or collateral for the Obligations or any part thereof whether by foreclosure or otherwise, Bank may at its discretion purchase all or any part of such collateral so sold or offered for sale for its own account and may apply against the amount bid therefor an equal amount out of the balance due to it pursuant to the terms of the Loan Documents and/or the Swap Documents.
5.    Bankruptcy. Guarantor’s obligations to make payment in accordance with the terms of this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower or its estate in bankruptcy resulting from the operation of any present or future provision of the United States Bankruptcy Code or other similar statute. Upon the commencement of any proceeding or the taking of any action by or against Borrower for any relief under any bankruptcy, insolvency or similar laws for the protection of debtors (a “Bankruptcy Action”), the Obligations shall immediately and without any notice from or other action by Bank become immediately due and payable by Guarantor, subject to the terms of this Guaranty, regardless of the effect of the Bankruptcy Action on the ability of Bank to require Borrower to immediately pay the Obligations in full.
6.    Subordination of Indemnification and Subrogation Rights. Notwithstanding any payment or payments made by Guarantor hereunder, so long as any of the Obligations remain outstanding, Guarantor will not assert or exercise any right of Bank or of Guarantor against Borrower to recover the amount of any payment made by Guarantor to Bank by way of subrogation, reimbursement, contribution, indemnity, or otherwise arising by contract or operation of law. So long as any of the Obligations remain outstanding, Guarantor shall not have any right of recourse to or any claim against assets or property of Borrower, and Guarantor’s rights against Borrower shall be fully subordinate to the Obligations and Bank’s rights under the Loan Documents and the Swap Documents. So long as any of the Obligations remain outstanding, Guarantor agrees not to seek contribution or indemnity or other recourse from any other guarantor under any other guaranty of the Obligations.
7.    Information About Borrower. Guarantor assumes full responsibility for keeping fully informed of the financial condition of Borrower, Borrower’s incurring of the Obligations to Bank, and all other circumstances affecting Borrower’s obligations to Bank or Borrower’s ability to perform its obligations to Bank, on a continuing basis. Guarantor agrees that Bank has no duty to report to Guarantor any information

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which Bank receives about Borrower’s financial condition, Borrower’s incurring of the Obligations to Bank, or any circumstances bearing on Borrower’s ability to perform Borrower’s obligations to Bank, now or in the future.
8.    Financial Covenants. Guarantor and its consolidated subsidiaries shall maintain Liquidity of not less than Twenty-Five Million Dollars ($25,000,000.00) calculated on the last day of each calendar quarter. “Liquidity” means the amount that is equal to the Guarantor’s and its consolidated subsidiaries’ unencumbered cash and cash equivalents. Verification of the Liquidity of Guarantor and its consolidated subsidiaries as set forth above is publicly available online from the U.S. Securities and Exchange Commission on the Guarantor’s Form 10-Q.
9.    Financial Information. Guarantor’s quarterly interim financial statements, as set forth in Form 10-Q of Guarantor, is publicly available online from the U.S. Securities and Exchange Commission; provided, however, if Guarantor fails to be publicly traded, Guarantor shall furnish to Bank (a) Guarantor’s quarterly unaudited interim financial statements, prepared in accordance with generally accepted accounting principles, consistently applied but subject to normal year-end adjustments (“GAAP”), not later than sixty (60) days after the end of each calendar quarter, and (b) Guarantor’s annual unaudited financial statements, prepared in accordance with GAAP, not later than one hundred twenty (120) days after the end of each fiscal year. Guarantor further agrees that, as long as any of the Obligations remains outstanding, Bank shall have the continuing right to obtain credit and bank reports on Guarantor without further authorization from Guarantor, which such credit report information may be disclosed by Bank to third-parties in connection with any contemplated sale of or participation in the Obligations. Bank agrees to require any such third party to execute and deliver to Bank a confidentiality agreement on Bank’s standard form pursuant to which all such information shall be treated as strictly confidential (except as may be required to be disclosed by law, court, or governmental authority).
10.    Intentionally Omitted.
11.    Merger; No Oral Modification. This Guaranty constitutes the complete agreement between Guarantor and Bank with respect to the subject matter of this Guaranty, and all prior oral and written agreements with respect thereto are deemed to be merged into this Guaranty and such prior oral and written agreements shall have no further force or effect except to the extent expressly incorporated in this Guaranty. This Guaranty may not be modified or amended except by a written agreement executed by Guarantor and Bank.
12.    Continuing Obligations. The obligations of Guarantor under this Guaranty shall be continuing obligations, a separate cause of action shall be deemed to arise in respect of each event of default under any or all of the Loan Documents and/or the Swap Documents, and Guarantor will from time to time deliver, upon request of Bank, satisfactory acknowledgments of Guarantor’s continued liability hereunder.
13.    Notices. Any notice or demand to be given or served to Guarantor under this Guaranty shall be issued in writing and shall be deemed to have been sufficiently given or served for all purposes if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or by facsimile, addressed to Guarantor at the address and/or facsimile number set forth opposite Guarantor’s signature below or at such other address and/or facsimile number for Guarantor of which Bank has actually received written notice at Bank’s address shown on the first page of this Guaranty. Guarantor agrees to give Bank prompt written notice of any change in Guarantor’s address or facsimile number.
14.    Law. This Guaranty shall be construed in accordance with the laws of the State of Hawaii.

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15.    Costs and Expenses. Guarantor shall pay to Bank on demand all costs, and expenses and charges of Bank in connection with the enforcement of, or the exercise of any remedy or any other action taken by Bank with respect to Guarantor under or in connection with this Guaranty, including the reasonable and documented fees and disbursements of Bank’s legal counsel and other out-of-pocket expenses.
16.    Successors. Bank may assign this Guaranty, in whole or in part, at any time without notice to Guarantor, in connection with the assignment of the Loan as set forth in the Loan Agreement. This Guaranty shall inure to the benefit of and may be enforced by Bank and any subsequent holder of any of the Loan Documents and/or the Swap Documents. This Guaranty shall be binding upon and enforceable against Guarantor, and its, his or her personal representatives, successors in trust, successors and assigns.
17.    Setoff. Provided that an Event of Default has occurred and is continuing, Bank may, at any time, apply or set off against Guarantor’s Obligations under this Guaranty any deposits or other monies owed by Bank to Guarantor; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
18.    Time is of the Essence. Time is of the essence under and in respect of this Guaranty.
19.    Recaptures. This Guaranty shall remain in full force and effect until all obligations of Borrower under the Loan Documents and/or the Swap Documents have been satisfied in full and are no longer subject to disgorgement under any applicable state or federal creditor rights or bankruptcy laws. If claim is ever made upon Bank for repayment or recovery of any amount received by Bank from Borrower and Bank repays all or any part of said amount by reason of: (a) the order of a bankruptcy court or other court or any administrative body having jurisdiction; or (b) any settlement or compromise of any such claim effected by Bank with any such claimant (including Borrower), such order, settlement or compromise shall be binding upon Guarantor notwithstanding the prior termination or cancellation of any of the Loan Documents and/or Swap Documents, and Guarantor shall be and remain liable to Bank hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Bank.
20.    Other Obligations Continue in Effect. This Guaranty is made in addition to, and shall not be deemed to supersede, modify or alter in any respect, any and all other obligations of Guarantor to Bank under any other agreements, including guaranties, now in effect or hereafter executed.
21.    Jury Waiver. Guarantor and, by acceptance of delivery of this Guaranty, Bank, hereby waive trial by jury in any action, proceeding, claim, or counterclaim, whether in contract or tort, at law or in equity, arising out of or in any way related to this Guaranty.
22.    Fair Credit Reporting Act. This disclosure only applies to a Guarantor who is an individual. In the regular course of its business, Bank shares information concerning its experiences with all guarantors with Bank’s affiliated companies, credit bureaus and other creditors. In addition, Bank shares information with Bank’s affiliated companies concerning all guarantors which Bank receives from guarantors or third-parties. If a Guarantor, who is an individual, does not wish Bank to share information it receives from Guarantor or from third-parties concerning Guarantor with Bank’s affiliated companies, or if Guarantor believes that Bank has reported inaccurate information about the to a credit reporting agency, Guarantor must notify Bank in writing. Guarantor’s notification should include Guarantor’s name, address, social security number, and if Guarantor believes Bank has reported inaccurate information to a credit reporting

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agency, Guarantor’s Bank of Hawaii account numbers. Guarantor’s notification should be sent to: Bank of Hawaii, FCRA Processing Center, P.O. Box 2900, Honolulu, Hawaii 96846-6000.
23.    Joint and Several Liability. Subject to the limitations set forth in Paragraph 1 hereof Guarantor hereby expressly agrees that Guarantor’s obligations hereunder are joint and several with any other person now or hereafter obligated as a guarantor of the Loan; provided that no Guarantor shall by virtue of the joint and several nature of its obligations hereunder be liable under this Guaranty for any Excluded Swap Obligations with respect to such Guarantor. A separate action or actions may be brought and prosecuted against each Guarantor, whether or not action is brought against any other person or whether or not any other person is joined in such action or actions. Notwithstanding the joint and several liability of the Guarantor, as provided in this paragraph, each Guarantor hereto hereby waives, releases and discharges any claim, right or remedy which it may now have or hereafter acquire against any Borrower or other Guarantor (each, a “Borrower Party”) that arises hereunder and/or from the performance by any Borrower Party hereunder, including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Bank against any Borrower Party or any security Bank now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. This waiver, release and discharge (with regard to indemnification and contribution) shall continue for one (1) year after the indebtedness under the Loan has been paid in full.
24.    Counterpart. This Guaranty may be executed in counterparts (each of which shall be an original instrument and all of which shall together constitute one and the same agreement).
25.    Severability. If any provision of any of this Guaranty shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Guaranty that can be given effect without the invalid provision, and, to this end, the provisions of this Guaranty are severable.
26.    Representations and Warranties. Guarantor represents and warrants that (a) as of the date of this Guaranty, Guarantor is an “eligible contract participant” as such term is defined in the Commodity Exchange Act, and (b) on each date on which Borrower enters into a Swap, Guarantor will be deemed to represent to Lender that such Guarantor is an “eligible contract participant” as such term is defined in the Commodity Exchange Act.
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IN WITNESS WHEREOF, each Guarantor has executed this instrument as of the day and year first above written.

Guarantor:	Address:
PAR PACIFIC HOLDINGS, INC., a Delaware corporation By: /s/ Suneel Mandava Name: Suneel Mandava Its: Senior Vice President - Finance	825 Town & Country Lane, Suite 1500 Houston, Texas 77024

[Signature Page to Guaranty]